Exhibit 99.(q)(2)

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Investment Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on May 14, 2013:

RESOLVED, that the Trustees and Officers who may be required to execute any amendments to the Trust’s registration statement (the “Registration Statement”) hereby approve and authorize the use of the Powers of Attorney appointing Alan Goodson, Megan Kennedy, Jennifer Nichols, and Lucia Sitar as attorneys-in-fact for the purpose of signing and filing on behalf of the Trust its Registration Statement and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: May 20, 2013

/s/ Tracie A. Coop
Tracie A. Coop
Secretary